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                                                                      EXHIBIT 12

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
                                               HMH Properties, Inc. and subsidiaries and
                                    HMC Capital Resources Holdings Corporation and subsidiaries

                                                Ratio of Earnings to Fixed Changes
                                                   (in millions, except ratios)


                                                                       Fiscal Year                    1st Quarter
                                                       ------------------------------------------   ---------------
                                                        1997     1996     1995     1994     1993     1998     1997
                                                       ------   ------   ------   ------   ------   ------   ------
Income (loss) from continuing operations pre tax        105.0     46.0     35.0     37.8     10.8     45.8     27.3

Add (Deduct)
  Fixed Charges                                         149.0    135.0    105.0     91.8     89.8     44.4     30.4
  Capitalized Interest                                            (1.0)    (2.0)    (1.0)    (5.0)
  Amortization of capitalized interest                    1.0      2.0      1.0      2.0      3.0      0.2      0.3
  Losses (gains) of 50% or less owned affiliates          1.0     (1.0)      -      (1.0)      -      (0.1)    (1.4)
  Minority Interest                                       1.0       -        -        -        -       0.5       -
                                                       ------   ------   ------   ------   ------   ------   ------
Adjusted Earnings                                       257.0    181.0    139.0    129.6     98.6     90.8     56.6

Fixed Charges
  Interest on indebtedness, capitalized interest and
    amortization of debt expense and premiums           135.0    125.0    100.0     87.8     87.8     41.4     28.3
  Portion of rents representative of interest factor     14.0     10.0      5.0      4.0      2.0      3.0      2.1
                                                       ------   ------   ------   ------   ------   ------   ------
Total Fixed Charges                                     149.0    135.0    105.0     91.8     89.8     44.4     30.4
                                                       ------   ------   ------   ------   ------   ------   ------
Ratio of Earnings to Fixed Charges                       1.72     1.34     1.32     1.41     1.10     2.05     1.86
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